Exhibit 99.1

EPR PROPERTIES REPORTS FOURTH QUARTER AND
2013 YEAR-END RESULTS

Company Reports Record Revenue and Confirms a
30% Increase in 2014 Investment Spending Guidance

Kansas City, MO, February 27, 2014 -- EPR Properties (NYSE:EPR) today announced operating results for the fourth quarter and the year ended December 31, 2013.

Three Months Ended December 31, 2013

•	Total revenue was $89.4 million for the fourth quarter of 2013, representing an 8% increase from $82.5 million for the same quarter in 2012.

•
Net income available to common shareholders was $57.1 million, or $1.12 per diluted common share, for the fourth quarter of 2013 compared to $18.8 million, or $0.40 per diluted common share, for the same quarter in 2012.

•
Funds From Operations (FFO) for the fourth quarter of 2013 was $63.3 million, or $1.23 per diluted common share, compared to $41.0 million, or $0.87 per diluted common share, for the same quarter in 2012.

•	FFO as adjusted for the fourth quarter of 2013 was $49.6 million, or $0.97 per diluted common share, compared to $45.1 million, or $0.96 per diluted common share, for the same quarter in 2012.

Year Ended December 31, 2013

•	Total revenue was $343.1 million for the year ended December 31, 2013, representing an 8% increase from $317.8 million for the same period in 2012.

•
Net income available to common shareholders was $156.4 million, or $3.24 per diluted common share, for the year ended December 31, 2013, compared to $93.2 million, or $1.98 per diluted common share, for the same period in 2012.

•	FFO for the year ended December 31, 2013 was $199.4 million, or $4.13 per diluted common share, compared to $168.8 million, or $3.59 per diluted common share, for the same period in 2012.

•
FFO as adjusted for the year ended December 31, 2013 was $188.2 million, or $3.90 per diluted common share, compared to $173.8 million, or $3.69 per diluted common share, for the same period in 2012, an increase of 6% per share.

David Brain, President and CEO, commented, “The fourth quarter topped a year of consistently strong performance across all aspects of the business. Our continued focus on non-commodity growth segments enabled a 35% investment spending increase over the prior year, solid growth in per share results and one year total shareholder return that significantly outperformed the MSCI U.S. REIT Index. Additionally, we believe that we are well positioned to continue this strong trajectory over the next several years, and for 2014 we are off to a great start having previously announced an increase in our monthly dividend of over 8%.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended December 31,
	2013		2012
	Amount	FFO/share	Amount	FFO/share

FFO	$63,290	$1.23	$41,037	$0.87
Costs associated with loan refinancing or payoff	—	—	150	—
Transaction costs	1,096	0.02	31	—
Preferred share redemption costs	—	—	3,888	0.09
Deferred income tax benefit (1)	(14,787)	(0.28)	—	—
FFO as adjusted	$49,599	$0.97	$45,106	$0.96

Dividends declared per common share		$0.79		$0.75
FFO as adjusted payout ratio		81%		78%

	Year Ended December 31,
	2013		2012
	Amount	FFO/share	Amount	FFO/share

FFO	$199,405	$4.13	$168,839	$3.59
Costs associated with loan refinancing or payoff	6,166	0.12	627	0.01
Transaction costs	1,955	0.04	404	0.01
Preferred share redemption costs	—	—	3,888	0.08
Gain on early extinguishment of debt	(4,539)	(0.09)	—	—
Deferred income tax benefit (1)	(14,787)	(0.30)	—	—
FFO as adjusted	$188,200	$3.90	$173,758	$3.69

Dividends declared per common share		$3.16		$3.00
FFO as adjusted payout ratio		81%		81%

(1)
Due to changes in Canadian tax law during the fourth quarter of 2013 that limited the deductibility of intercompany interest expense, the Company reversed its previous valuation allowances associated with Canadian deferred tax assets. This non-cash tax benefit has been excluded from FFO as adjusted.

Portfolio Update

As of December 31, 2013, the Company's portfolio of owned entertainment properties consisted of 11.1 million square feet and was 98% leased, including 121 megaplex theatres that were 100% leased. The Company's portfolio of owned education properties consisted of 2.9 million square feet, including 48 public charter schools and one early education center, and was 100% leased. The Company's portfolio of owned recreation properties was 100% leased. The Company's overall owned portfolio consisted of 14.6 million square feet and was 99% leased. Additionally, the Company had $89.5 million in property under development and $201.3 million in land held for development.

As of December 31, 2013, the Company's real estate mortgage loan portfolio had a carrying value of $486.3 million and included financing provided for two entertainment properties, seven education properties and 16 recreation properties.

Investment Update

The Company's investment spending in the fourth quarter of 2013 totaled $150.9 million and included investments in each of its four operating segments. Total investment spending for 2013 was $403.7 million, an increase of 35% over 2012.

Entertainment investment spending in the fourth quarter of 2013 totaled $25.3 million, and related primarily to the acquisition of the Company's partners' interest in two previously unconsolidated joint ventures as well as investments in build-to-suit construction of eight megaplex theatres that are subject to long-term triple net leases. As a result of acquiring the partners' interest in the two joint ventures, the Company recorded a gain on its previously held equity interest and a gain on acquisition of $3.2 million and $4.9 million, respectively. Both of these gains have been excluded from FFO and FFO as adjusted.

Education investment spending in the fourth quarter of 2013 totaled $39.5 million, and related to investments in build-to-suit construction of 15 public charter schools, five early childhood education centers and two private schools, all of which are subject to long-term triple net leases or long-term mortgage agreements.

Recreation investment spending in the fourth quarter of 2013 totaled $85.1 million, and related to fundings under the Company's mortgage notes for improvements at existing ski and water-park properties as well as the acquisition of the Camelback Mountain Resort located in Tannersville, Pennsylvania. In addition, recreation investment spending included investments in build-to-suit construction of seven TopGolf entertainment facilities.

Other investment spending in the fourth quarter of 2013 totaled $1.0 million and related to the land held for development in Sullivan County, New York.

Balance Sheet Update

The Company's balance sheet remains strong with a debt to gross assets ratio (defined as total debt to total assets plus accumulated depreciation) of 40% at December 31, 2013. The Company had $8.0 million of unrestricted cash on hand and no debt outstanding under its unsecured revolving credit facility at December 31, 2013.

As previously announced, on October 23, 2013, the Company issued 3.6 million common shares in a registered public offering. Total net proceeds, after the underwriting discount and offering expenses, were approximately $174.0 million.

During the year ended December 31, 2013, the Company issued an aggregate of 937,652 common shares under the direct share purchase component of its Dividend Reinvestment and Direct Share Purchase Plan (the Plan) for total net proceeds of $46.3 million. In addition, subsequent to December 31, 2013, the Company has issued an aggregate of 1,280,465 common shares under the Plan for total net proceeds of $64.5 million.

Dividend Information

The Company declared regular monthly cash dividends during the fourth quarter of 2013 totaling $0.79 per common share. The Company also declared fourth quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

As previously announced, the Company declared monthly cash dividends to common shareholders of $0.285 per common share for each of the months of January and February 2014. This dividend level represents an annualized dividend of $3.42 per common share, an increase of 8.2% over 2013 and the Company’s fifth consecutive year with an annual dividend increase.

Guidance

The Company is confirming its 2014 guidance for FFO as adjusted per diluted share of $4.12 to $4.22 and its 2014 investment spending guidance in a range of $500 million to $550 million.

Quarterly and Year-End Supplemental

The Company's supplemental information package for the fourth quarter and year ended December 31, 2013 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Rental revenue	$65,952	$60,154	$248,709	$234,517
Tenant reimbursements	4,653	4,780	18,401	18,575
Other income	145	400	1,682	738
Mortgage and other financing income	18,602	17,117	74,272	63,977
Total revenue	89,352	82,451	343,064	317,807
Property operating expense	6,413	6,915	26,016	24,915
Other expense	150	334	658	1,382
General and administrative expense	6,146	5,396	25,613	23,170
Costs associated with loan refinancing or payoff	—	150	6,166	627
Gain on early extinguishment of debt	—	—	(4,539)	—
Interest expense, net	20,632	20,062	81,056	76,656
Transaction costs	1,096	31	1,955	404
Impairment charges	—	1,160	—	3,074
Depreciation and amortization	14,807	12,201	53,946	46,698
Income before equity in income from joint ventures and other items	40,108	36,202	152,193	140,881
Equity in income from joint ventures	230	358	1,398	1,025
Gain on sale or acquisition, net	3,017	—	3,017	—
Gain on previously held equity interest	4,853	—	4,853	—
Income before income taxes	48,208	36,560	161,461	141,906
Income tax benefit	14,176	—	14,176	—
Income from continuing operations	$62,384	$36,560	$175,637	$141,906
Discontinued operations:
Income from discontinued operations	135	287	333	620
Impairment charges	—	(6,819)	—	(20,835)
Gain (loss) on sale or acquisition of real estate	523	(747)	4,256	(27)
Net income	63,042	29,281	180,226	121,664
Net income attributable to noncontrolling interests	—	(47)	—	(108)
Net income attributable to EPR Properties	63,042	29,234	180,226	121,556
Preferred dividend requirements	(5,951)	(6,503)	(23,806)	(24,508)
Preferred share redemption costs	—	(3,888)	—	(3,888)
Net income available to common shareholders of EPR Properties	$57,091	$18,843	$156,420	$93,160
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Income from continuing operations	$1.11	$0.56	$3.16	$2.42
Income (loss) from discontinued operations	0.01	(0.16)	0.10	(0.43)
Net income available to common shareholders	$1.12	$0.40	$3.26	$1.99
Diluted earnings per share data:
Income from continuing operations	$1.11	$0.55	$3.15	$2.41
Income (loss) from discontinued operations	0.01	(0.15)	0.09	(0.43)
Net income available to common shareholders	$1.12	$0.40	$3.24	$1.98
Shares used for computation (in thousands):
Basic	50,792	46,850	48,028	46,798
Diluted	50,959	47,090	48,214	47,049

EPR Properties
Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations (FFO) (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
FFO:
Net income available to common shareholders of EPR Properties	$57,091	$18,843	$156,420	$93,160
Loss (gain) on sale or acquisition of property	(3,540)	747	(7,273)	27
Gain on previously held equity interest	(4,853)	—	(4,853)	—
Real estate depreciation and amortization	14,528	13,318	54,564	51,162
Allocated share of joint venture depreciation	64	150	547	581
Impairment charges	—	7,979	—	23,909
FFO available to common shareholders of EPR Properties	$63,290	$41,037	$199,405	$168,839

FFO available to common shareholders of EPR Properties	$63,290	$41,037	$199,405	$168,839
Add: Preferred dividends for Series C preferred shares	1,941	—	7,763	—
Diluted FFO available to common shareholders	$65,231	$41,037	$207,168	$168,839

FFO per common share attributable to EPR Properties:
Basic	$1.25	$0.88	$4.15	$3.61
Diluted	1.23	0.87	4.13	3.59
Shares used for computation (in thousands):
Basic	50,792	46,850	48,028	46,798
Diluted	52,933	47,090	50,176	47,049

Weighted average shares outstanding-diluted EPS	50,959	47,090	48,214	47,049
Effect of dilutive Series C preferred shares	1,974	—	1,962	—
Adjusted weighted average shares outstanding-diluted	52,933	47,090	50,176	47,049

Other financial information:
Straight-lined rental revenue	$1,575	$927	$4,846	$4,632
Dividends per common share	$0.79	$0.75	$3.16	$3.00

(A)
The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, we calculate FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales or acquisitions of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. We have calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs (gain) associated with loan refinancing or payoff, net, preferred share redemption costs and transaction costs, less gain on early extinguishment of debt and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP.

The additional 1.9 million common shares that would result from the conversion of the Company's 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of the Company's 9.00% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share for the three months and years ended December 31, 2013 and 2012 and FFO per share for the three months and year ended December 31, 2012 because the effect is not-dilutive. However, because a conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO per share for the three months and year ended December 31, 2013, these adjustments have been made in the calculation of diluted FFO per share for these periods.

EPR Properties
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	December 31,
	2013	2012
Assets
Rental properties, net of accumulated depreciation of $409,643 and $375,684 at December 31, 2013 and 2012, respectively	$2,104,151	$1,885,093
Rental properties held for sale, net	—	2,788
Land held for development	201,342	196,177
Property under development	89,473	29,376
Mortgage notes and related accrued interest receivable	486,337	455,752
Investment in a direct financing lease, net	242,212	234,089
Investment in joint ventures	5,275	11,971
Cash and cash equivalents	7,958	10,664
Restricted cash	9,714	23,991
Deferred financing costs, net	23,344	19,679
Accounts receivable, net	42,538	38,738
Other assets	59,932	38,412
Total assets	$3,272,276	$2,946,730
Liabilities and Equity
Accounts payable and accrued liabilities	$72,327	$65,481
Dividends payable	19,553	41,186
Unearned rents and interest	17,046	11,333
Debt	1,475,336	1,368,832
Total liabilities	1,584,262	1,486,832
EPR Properties shareholders’ equity	1,687,637	1,459,521
Noncontrolling interests	377	377
Total equity	1,688,014	1,459,898
Total liabilities and equity	$3,272,276	$2,946,730

About EPR Properties
EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $3.5 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com